UNITED STATES

               SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                         FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2003
                                                   -----------------

                         NEMATRON  CORPORATION
(Exact  name  of  registrant  as specified in its charter)

         Michigan                   0-21142                38-2483796
         --------                   -------                ----------
 (State or other jurisdiction     (Commission            (IRS Employer
     of incorporation)            File Number)        Identification No.)

        5840 Interface Drive, Ann Arbor, Michigan 48103
        -----------------------------------------------
     (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (734) 214-2000



     (Former name or former address, if changed since last report)




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Item 5 - Other Events

On November 20, 2003, Nematron Corporation issued the following press release concerning its operations for its third quarter ending September 30, 2003.


          Nematron Announces 3rd Quarter 2003 Results

Ann Arbor, MI, November 20, 2003 -- Nematron Corporation (Amex: NMN), a leading developer of embedded and open architecture control solutions, reported today its operating results for the three- and nine-month periods ended September 30, 2003. Net losses were $707,000 and $2,177,000 for its three- and nine-month periods ended September 30, 2003, respectively, compared to losses of $837,000 and $1,991,000 for the year earlier periods. The loss in the third quarter is 15.6% less than the year earlier period while the nine-month loss increased 9.3% from the 2002 period. Losses per share were $0.04 and $0.14, respectively, for the current periods compared to year earlier losses per share of $0.05 and $0.13, respectively.
         Operating results for each period include non-cash charges for depreciation, amortization of intangible assets and non-cash interest expense relating to the issuance of warrants to purchasers of subordinated debt. Non-cash charges totaled $212,000 and $548,000, respectively, for the current three- and nine-month periods compared to $262,000 and $896,000, respectively, for the year earlier periods.
         Revenues decreased to $3,347,000 and $9,770,000 for the current three- and nine-month periods, respectively, compared to $3,450,000 and $11,586,000 for the comparable year earlier periods. These decreases, 3.0% and 15.7%, respectively, resulted primarily from the effects of customers' capital spending reductions affecting most areas of the business except for sales of bundled Industrial Control Computers and from charges for application services, both of which increased in the current quarter. Additionally, the nine-month period in 2002 included significant sales of plant-wide software license to one customer and revenue from application services to another customer, both of which were unique to the 2002 period.
         Gross profit margins were 24.3% and 22.7% in the current three- and nine-month periods, respectively, compared to 23.8% and 26.2%, respectively, in the year earlier periods. The 1.6% margin increase in the current quarter results primarily from the positive effects of lower material, software amortization and fixed costs compared to the year earlier period, while the 3.6% decrease in margin in the current nine-month period results primarily from decreases in software license revenue and application services revenue as discussed above.
         Operating expenses decreased by $200,000 (14.1%) and $693,000 (16.0%) for the current three- and nine-month periods, respectively, resulting primarily from the positive effects of cost reductions implemented over the last two years.

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         Interest and other expense increased by $61,000 and $52,000 in the current three- and nine-month periods, respectively, resulting primarily from higher borrowing levels.
         "Our customers' capital spending continues at low levels as we have noted since early 2002, and that cautiousness continues to be reflected in our revenue levels", said President Jeff Crowell. "We have continued to reduce expenditures during this extended market downturn, but at the same time we have focused our efforts in developing lower-cost products and redirecting resources to improve our sales results. We believe that our resulting new products will allow us to supply our distributors with more choices to best satisfy the customers' needs. Although we have made considerable progress in the cost reduction arena , as evidenced by the 16% reduction in operating expenses this year, we will continue to seek additional reductions as required to better match costs with revenue."
         Addressing the Company's long-term strategies, Mr. Crowell stated, "Our product development efforts and our product portfolio expansion remain critical to our long-term revenue growth. Having the right products at the right price points should result in the revenue growth as the market improves."
         The discussion in this news release includes forward-looking statements based on current management expectations. Factors that could cause future results to differ from these expectations include: a change in general economic conditions, competitive factors, reductions in product demand, changes in customer requirements, component price increases, product introduction delays, latent deficiencies in new products, the availability of financing and additional factors described in the Company's reports filed with the SEC.
         Nematron has been setting the standard in PC-based control and Operator Interface since the birth of the industry. Nematron introduced the first industrial control computers, the first Windows NT/2000 based real-time control software and holds numerous patents on advanced control and information system components. As the only company that manufactures a full line of embedded or open architecture control solution, Nematron continues to prosper by satisfying customers in nearly every automated industry. For additional information about Nematron products and our world-class customer service visit http://www.nematron.com.
                                                                         more



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Operations Data:
(Dollars in thousands)

                          Three Months Ended Sept. 30,      Nine Months Ended Sept. 30,
                          ----------------------------      ---------------------------
                          2003         2002    % Change     2003        2002      % Change
                          ----         ----    --------     ----        ----      --------
Net revenues             $3,347      $3,450     (3.0)%     $9,770     $11,586      (15.7)%
Cost of revenues          2,535       2,629     (3.6)       7,555       8,545      (11.6)
                          -----       -----                 -----       -----
Gross profit                812         821     (1.1)       2,215       3,041      (27.2)
  Gross profit margin     24.3%        23.8%                22.7%       26.2%
Operating expenses        1,220       1,420    (14.1)       3,629       4,321      (16.0)
                          -----       -----                 -----       -----
Operating loss            (408)        (599)    (31.8)     (1,414)     (1,280)      10.4
Interest and other, net   (299)        (238)     25.2        (763)       (711)       7.4
                         -----       ------                 -----     --------
Net loss                 $(707)       $(837)    (15.6)    $(2,177)    $(1,991)       9.3
                         =====        =====               =======     =======


Loss per share:
  Basic and diluted     $(0.04)      $(0.05)              $(0.13)      $(0.22)
                        ======       ======               ======       ======
Weighted average
  shares O/S:
  Basic and diluted      15,744      15,744               15,744      15,096
                         ======      ======               ======      ======

Financial Position:
(Dollars in thousands)

                         9-30-03    12-31-02                                9-30-03    12-31-02
                         -------    --------                                -------    --------
Cash and cash equivalents   $124        $104     Current liabilities        $10,228    $8,077
Other current assets       4,492       4,169     Long term obligations        2,383     2,523
                          ------     -------                                 ------   -------
Total current assets       4,616       4,273     Total liabilities           12,611    10,600
Property and equipment,
  net                      1,647       1,850     Stockholders' deficit       (2,683)     (576)
                          ------     -------                                 ------   -------
Goodwill                   2,922       2,922
Other intangible
  assets, net                743         979
                          ------     -------
Total assets              $9,928     $10,024     Total liabilities & equity  $9,928   $10,024
                          ======     =======                                 ======   =======



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